Exhibit 10.11

The William W. Backus Hospital

Proposal for Medical

Equipment Planning Services

January, 2004

Revised

April 27, 2004

Table of Contents

Executive Summary	3
General Overview	4
Source Atlantic At-A-Glance	4
Project Team	5
Staff Availability	6
Case Studies	6
Sampling of Other Clients	8
Methodology and Scope of Work	9
Fee Estimate	12
Expense Estimate	13
Exclusions	13
Deposit & Deliverables	13
References	13

Confidential

Executive Summary

Project:	Multi Space Renovation
Project Owner:	William W. Backus Hospital
Architect:	George A. Takoudes, AIA

Back Ground and Understanding:
Spaces included are as detailed in architectural plans dated November 07, 2003

Milestones:	Submission of CON	TBD
	Schematic Design	TBD
	Contract Documents	TBD
	Occupation	TBD

Product Lines Covered:	Medical Equipment
Furniture

Products and Services to be provided:
Assessment (Quoted)
Planning/Budgeting (Quoted)

Coordination (TBD)
Procurement (TBD)
Installation Management (TBD)
CAD Development (TBD)

General Overview

Source Atlantic is pleased to present the following proposal to provide equipment planning services and Hourglass, Source Atlantic’s Capital Management Platform, for the upcoming renovation projects. The proposal is preliminary based on drawings received in November of 2003. We have quoted a fee for requested each service elements

Included in the proposal are details on the scope of work, a work plan methodology, descriptions of our services, Hourglass products, pricing and bios on Source Atlantic’s Project Team.

The services and products may be selected as a whole or broken out to best meet the needs of Payette Associates and their client, William W. Backus Hospital.

Source Atlantic At-A-Glance

For the 15 years Source Atlantic has developed expertise in meeting the capital equipment planning, budgeting, procurement and project logistics needs of existing hospitals engaged in planning expansions, renovations and new hospital construction projects. Source Atlantic currently lowers project and capital equipment acquisition costs by tightly managing the forecasting, planning, scheduling, procurement and delivery of equipment, technology, furniture and related material to healthcare providers. Its mission is to shorten the plan/buy/delivery cycle, reduce risk, and improve the quality of document storage, task management and information exchange during the project.

Our established international reputation secures the cooperation of high-profile equipment vendors, architects and contractors, guaranteeing unrivalled quality. Source Atlantic combines proven and systematic methodologies with team-based communication to ensure comprehensive value throughout the process.

Years in Operations	15

Focus	Forecasting, Planning, Procurement and Management of Capital Medical Equipment

Corporate Office	Rockland, Massachusetts

Support Offices	Lexington, South Carolina La Jolla, California

Staff and Officers	12

Project Team

Bill McGowan	President
Phil Paradis	Project Manager
Lynn Pearson	Senior Planner
Bridget Paradis	Planning Support
Jed Luby	Planning Support & Installation Management

William B. McGowan, Jr.

Bill brings over 25 years of sales and consulting experience in healthcare. Following several years of successful field sales experience for a leading industry medical supplier, Bill sought out opportunities in the hospital construction and healthcare capital equipment market. His hospital design and construction experience started with The Architect’s Collaborative (TAC) in Cambridge, Massachusetts, where he successfully designed and implemented an application to plan equipment and perform cost estimates. The application was employed for TAC’s healthcare clients throughout North America and around the globe, including several projects in Europe, the Middle East and Southeast Asia. He then moved to RHA, a South Carolina firm dedicated to equipment planning. At RHA, Bill began the planning for Healthcare International (HCI) in Scotland where he joined the staff in 1991. During a three-year posting in the UK, Bill managed the entire equipment/furniture procurement effort totaling more than $20 million and employed project and negotiating tactics that have become his hallmark. In 1995, Bill returned to the States and launched William B. McGowan & Associates, a project planning and equipment procurement consulting firm. After operating independently for several years, Bill merged operations with RHA to form Source Atlantic. His skill set includes in-depth knowledge of the healthcare capital equipment market, strategic acquisition planning, procurement tactics, and contract negotiation. He has presented to the United Nations Development Council on how to plan and execute healthcare projects in the developing world and has participated in several industry roundtable forums.

Philip Paradis

Phil’s experience includes project management at Rhode Island Hospital (Hasbro Children’s) and St. Elizabeth’s, Brighton, MA. Phil has directed unique, multi-million dollar hospital projects of progressive size and complexity for the past 15 years. In addition, he has held department head level management positions responsible for the operation, maintenance and planning of hospital physical plants since 1978. Phil started his healthcare experience as a State Inspector of hospitals and nursing facilities in the Commonwealth of Massachusetts and has experience in architectural firm and construction trades.

Lynn Pearson

Lynn is a Radiologic Technologist by trade has spent the last 20 years effectively managing the resources needed to successfully plan, inventory and install capital equipment for projects world wide. Lynn possesses a deep understanding of the project planning process and has developed expertise in matching client clinical needs with equipment specifications. Her experience, industry insight, and cross-industry product knowledge are invaluable to Source Atlantic and clients alike.

James E. Luby, II

James “Jed” Luby began his healthcare work with the major U.S. furniture manufacturer, responsible for the installation management for the New England area. As such, Jed gained tremendous experience in healthcare construction and project management.

Jed joined Source Atlantic three years ago, when he managed the installation and logistics for a large healthcare project in Algeria. In addition to this project, Jed has been involved with The Lanarkshire Hospital project in Scotland, Hanscom Air Force Base in Bedford, Massachusetts, Portsmouth Naval Shipyard, Mid Coast Hospital in Maine and South Shore Hospital in Weymouth, Massachusetts.

Staff Availability

Our staff will be on-site, as needed, throughout the duration of the project. Our current project schedule will allow for this project to be accomplished within the agreed construction schedule.

Case Studies

Mid Coast Hospital, Brunswick, ME

A new $37 million community hospital combining the operations of two facilities. Source Atlantic was engaged to manage the complete process of inventory, planning, specification development, procurement and installation management of all equipment, from monitoring and imaging equipment to patient care and furniture. The final procurement total was approximately $9 million.

Greenwich Hospital, Equipment Procurement Project, Greenwich, CT

The new Greenwich Hospital required equipment for Radiology, Cardiac Cath Lab, Physiological Monitoring, Surgical Lighting, Surgical Gas Systems, Medical Gas Systems, and Headwalls with Patient Beds and Transport Stretchers.

With a $12 million Equipment Budget, Source Atlantic provided:

•	Verification of Equipment Budget

•	Development of Equipment Specifications

•	Procurement Strategy

•	Written Requests for Proposal (RFP’s)

•	Contract Negotiation

•	Management of Orders and Receipt of Equipment

•	CAD Services for Equipment Placement

Phase II of the Greenwich Hospital includes modifications to their existing facility and new building. Expansion of the surgery department, diagnostic and treatment spaces along with additional beds is planned. Source Atlantic is contracted to provide a complete range of services from early stage planning and budgeting work, through procurement and installation management.

Johns Hopkins Hospital, Comprehensive Cancer Center, Baltimore, MD

A new $120 million, 470,000 square foot Cancer Center including Radiotherapy, Surgery, Bone Marrow Transplant, Medical/Oncology Nursing Units, Intensive Care and Outpatient Treatment Services.

With a $28 million equipment budget, Source Atlantic provided:

•	Equipment Inventory

•	Project Planning and Budget Development

•	Equipment Placement Drawings

•	A/E Design Guidance

•	Equipment Specification and Acquisition

•	Installation Management

The Carl J. Shapiro Clinical Center, Beth Israel Hospital, Boston, MA

A new $60 million, 210,000 square foot Clinical Center adjacent to the hospital campus including Ambulatory Pre-Assessment, Ambulatory Surgery/O.R. & Recovery, Anesthesia, Cardiac Services/Cardiac Lab, Central Processing, Clinical Laboratories, Dermatology, Hematology/Oncology & Chemo Therapy, Joint Center for Radiation Therapy, Medical Specialties, Neurology Specialties, Ophthalmology, Orthopedics, Psych/Social Work, Podiatry, Surgical Specialties, Women’s Health, Radiology & Nuclear Medicine and Rehabilitation

With a $19.5 million equipment budget, Source Atlantic provided:

•	An Assessment of Existing Capital Medical Equipment

•	A Line Item Budget for New and Existing Equipment

•	Specifications for Fixed and Major Moveable Equipment

•	CAD Services for Detailed Equipment Placement

South Shore Hospital, Weymouth, MA

Expansion of the Surgery, Emergency and Central Service Departments required planning and architectural and engineering coordination services to augment work previously performed by the hospital. Additionally, Source Atlantic developed specifications, issued requests for proposals and negotiated final contract terms for over $10 Million worth of equipment and systems.

Fletcher Allen Healthcare, Ambulatory Care Center, Burlington, VT

A new $300 million center adjacent to the hospital campus including Ambulatory Pre-Assessment, Ambulatory Surgery/OR & Recovery, Anesthesia, Cardiac Services/Cardiac Lab, Central Processing, Clinical Laboratories, Dermatology, Hematology/Oncology & Chemo- Therapy, Medical Specialties, Neurology Specialties, Ophthalmology, Orthopedics, Psych/Social Work, Podiatry, Surgical Specialties, Women’s Health, Radiology & Nuclear Medicine and Rehabilitation.

With over an $80 million equipment budget, Source Atlantic is providing:

•	An Assessment of Existing Capital Medical Equipment

•	A Line Item Budget for New and Existing Equipment

•	Specifications for Fixed and Major Moveable Equipment

•	Full Capital Equipment Procurement Services for 5 Years

•	Installation Management Services

•	CAD Services for Detailed Equipment Placement

Sampling of Other Clients:

• Children’s Hospital Boston, Boston, MA	ICU/OR Renovation
• Boston City Hospital, Boston, MA	Replacement Facility
• Novartis, Cambridge, MA	New Research Facility
• Yale-New Haven Hospital, New Haven, CT	ICU/OR Renovation
• Al-Amal Cancer Center, Amman, Jordan	Design/Build Documents
• Princess Margaret Hospital, Swindon, UK	Complete Planning
• Sonatrach Burn Unit, Algiers, Algeria	Planning/Procurement
• Sunderland NHS Trust, Sunderland, UK	OB/Gyn Planning

Methodology and Scope of Work

Capital Equipment

Planning & Management

Assessment (Quoted)

Prior to the conduction of a comprehensive inventory, an assessment of the equipment will be performed. The results of the assessment are twofold; first, to familiarize planners with the equipment on site and to develop the basis for any cost reductions due to existing equipment that could be relocated. Secondly, experience has proven that inventory conducted this early is usually futile. Time allows movement of assets, the addition of assets and items lost, requiring another inventory. The assessment permits Source Atlantic to review accurate assets and develop financial criteria permitting either relocation and/or trade-in against the purchase of new equipment. The assessment team will review all major items of equipment looking to identify those with current and future value. While no asset tag will be affixed, the location, condition and basic information of a “movable” piece of equipment will be collected.

Inventory (Not Quoted)

The inventory phase consists of collecting data from all the items of medical equipment with a purchase value of over $500.00 within existing spaces that will move to the new facility. The Source Atlantic teams will collect the following data:

1. Existing asset tag number

2. Type of equipment (Radiology, Surgery, etc.)

3. Item Description

4. Manufacturer

5. Condition / Age

6. Serial Number

The data detailing existing equipment will be used for two purposes. The first will be to lower the quantity of new equipment required by reusing existing equipment in good condition wherever feasible. The other reason is to utilize the existing equipment for leverage when negotiating procurement contracts. Typically, we have seen vendors extend 20% to 25% of the purchase price of new equipment as a credit, should a client purchase their goods.

Planning/Budgeting (Quoted)

The planning portion of the project will commence with the receipt of the latest set of architectural plans and/or space planning documents. Our initial task will be to identify all equipment planned within each room as detailed on architectural plans or described within the space program. We will prepare a budget based upon this information and provide an initial set of reports detailing base electrical, mechanical and dimensional values.

This information will be listed with our estimation of the value of existing equipment either as equipment to be moved, or traded in for a credit against new.

Later as the project progresses Source Atlantic will meet with the user groups, refine all plans and coordinate this information with the design team. The information a Source Atlantic project planning reports:

•	List and detail each item of equipment by room or space

•	Estimate procurement costs for each item

•	Provide procurement totals for each department

•	Summarize procurement totals for the project

In addition, a comprehensive set of reports detailing the services required for each piece of equipment along with manufacturers cut sheets for every item of “significant equipment”. Significant equipment is defined as anything requiring a service connection or that has a significant space requirement.

Through meetings with the user focus groups, the equipment submittals will be polished to reflect preferred manufacturers and models/types of equipment.

Coordination (Quoted)

This phase is critical to the success of the project. All the equipment information will be presented to the Architect, the hospital’s facilities department and the consulting engineer. Every room and space will be completely reviewed so that everyone has a clear idea of what goes where, and what utility services are required. Our obligation during this phase is to do whatever is necessary for the project to succeed with a minimum of rework by the architect and engineer.

Procurement (Quoted)

Source Atlantic’s team works closely with the clinical staff and materials management department to prepare specifications that meet both the clinical need as well as the financial goals of The Client. Following the development of specifications; RFPs are published to appropriate vendors. Once the proposals have been received, they are analyzed by the Source Atlantic team and then presented to The Client team. Equipment requirements can be aggregated with other Source Atlantic clients to increase buying power. Negotiations then begin using a process that Source Atlantic has proven to provide the best possible value for our clients.

Installation Management (Quoted)

The culmination of the planning and procurement effort is to assure the client that what has been purchased is installed in the correct space and in good operating condition. Our experience has proven the only way of guaranteeing this is accomplished is placing a Source Atlantic staff member on-site to manage the process. In addition to directing the installation process, the manager will be responsible for general crisis resolution, scheduling of deliveries and the coordination of any vendor provided installation. We find the project progresses very smoothly with the placement of an on-site manager.

Capital Lease Financing (Not Quoted)

While this core services is directed at lease financing for capital equipment we offer a diversified range of solutions able to accommodate financings between $1,500 to $100 million.

CAD Development and Revision Management (Quoted)

During the planning phase of our work, Source Atlantic will begin the placement of equipment in all rooms where medical equipment is planned. The equipment placed will include the significant equipment, or that having significant footprint and/or service connection. CAD work will be limited to “Plan View” only and will be furnished in an Auto Cad version 2000 format to the architect for review. We have planned for two revisions to be included after initial submittal. Source Atlantic expects the architect to supply Auto Cad version 2000 background floor plans with any equipment planned on a separate layer.

Hourglass (Not Quoted)

Hourglass is a web-based suite of tools designed to manage Capital Equipment Planning and its associated Budgeting and Procurement. Hourglass is comprised of three modules and is described below.

Request Management System (RMS)

RMS automates the capital equipment and project budgeting process. Users are able to source products via the Medical Equipment Directory (MED), and then easily request capital items. A complete reporting system allows the information requested throughout the system to easily be accessed and reports generated.

Capital Allocation Planner (CAP)

CAP enables the forecasting of small and large-scale projects. Additionally, it allows the entire project team members immediate access to the information and resources needed to effectively plan and complete projects on time and under budget. This includes document sharing (including all equipment lists) among the appropriate team members, facilitating better management of the logistics portion of the project. Additionally, the system permits quick (running) updates, a complete audit trail of any changes and immediate (design team) access to all “cut sheets” and engineering data.

Medical Equipment Directory (MED)

MED is a capital equipment catalog comprised of over 10,000 items. It includes all cut sheets, images and side-by-side comparisons of specifications, pricing and environmental requirements.

FEE ESTIMATE

Please note this estimate is preliminary and based on information received from Project Management Team. Any required additional work will be performed only after client approval.

Assessment

Includes the assessment of existing spaces, identifying equipment that could be moved or transferred. A report will be developed estimating the value of this existing equipment taken either as trade in against the purchase of new or as an offset for any new equipment planned.

Fee for Assessment	CONFIDENTIAL

Planning/Budgeting

Includes attendance of two client review meetings, development of initial budget report and issuance of preliminary service and dimensional information.

Fee for Planning/Budgeting	CONFIDENTIAL

Revised Proposal as of April 27, 2004

Planning

Includes the attendance of six client review meetings, development of revised budgets, issuance of revised service constraint reports and of manufacturers cut sheets. User review meetings will focus on the items most likely to require interface with the

Fee for Planning	CONFIDENTIAL

Coordination

Includes attendance of four meetings to review equipment with the architect, engineer and contractor to coordinate equipment with the design and construction schedule. Service constraint reports and cut sheets will be issues as required.

Fee for Coordination	CONFIDENTIAL

Procurement

Includes the preparation of specifications and RFP (request for proposal) documents for issuance to approved vendors. Additionally we will work with selected vendors and the hospital’s Materials Department to coordinate order of goods with the construction schedule. Last will monitor and report all commercial activites and issue reports showing budget to actual cost.

Fee for Procurement	CONFIDENTIAL

Installation Management

Includes the placement of a Source Atlantic staff member on site to review equipment as it’s delivered, check and verify on condition and type and to liaise with the contractor for problem resolution. We have delivered a day rate and will work with you to determine the right and sufficient amount of time to perform this element.

Fee for Installation Management	CONFIDENTIAL

CAD Equipment Placement Drawings

Utilizing the architects supplied background drawings; Source Atlantic will generate placement drawings displaying significant equipment in plan view. Equipment will be placed and reviewed with the client and corrections made for issuance to the design team.

Fee for CAD Equipment Placement Drawings	CONFIDENTIAL

Expense Estimate

All expenses will be billed to you at the rate incurred with no added mark up; presuming invoices presented for payment will be paid within thirty days. Any outstanding balance will be charged interest at 1½% monthly. Expenses include direct costs associated with performing identified services such as CAD Plotting, copying, blueprinting, shipping, Travel, Lodging and meals. Travel time is included within the service price.

Exclusions

Items not covered in the proposal include information services equipment (computers, printers, and servers), network design, office equipment (copiers, faxes), toilet accessories (mirrors, paper towel dispensers) and casework. Source Atlantic can include all within our package of services, if requested to do so.

Deposit & Deliverables

Upon execution of a contract a 10% deposit is requested to initiate the project. During the first days of the project we will work with you to determine the types of report requirements and the frequency of submission. Typically, we will deliver reports detailing the equipment by space/room, a budget report and complete engineering details. Additionally, should you choose to accept the Hourglass proposal, you will have access to this information on-line.

REFERENCES

Greenwich Hospital, Greenwich, CT

•	Contact:

Mr. Quinton Friesen

Senior Vice President

Chief Operating Officer

203.863.3903

South Shore Hospital, Weymouth, MA

•	Contact:

Mr. Kevin Walsh

Facilities Director

781.340.8708

Healthcare International, Scotland

•	Contact:

Mr. Albert Gillis

Harvard Medical International

Senior Consultant

617.535.6400

Mid Coast Medical Center, Brunswick, ME

•	Contact

Mr. Phil Ortolani

Senior Vice President

207.721.1350

St. Elizabeth’s Hospital

•	Contact

Mr. John Holiver

Chief Operating Officer

617.789.3000

We look forward to the opportunity to work with St. Elizabeth Medical Center project team. Should you have any questions or comments regarding this proposal please do not hesitate to contact me at 781.871.8500.

Sincerely yours,

June 22, 2005
William B. McGowan Jr.	Date
President

Signature will confirm acceptance of this proposal in its entirety. This proposal will serve as the governing document until such time as an official service agreement can be drafted and mutually agreed upon.

Accepted on behalf of Payette Associates:

AWAITING FINAL SIGNATURE – CONTRACT IS BEING PERFORMED

By:

Name:

Title: